Exhibit 99.1

FHLBank San Francisco Announces Departure of CEO Alanna McCargo

SAN FRANCISCO, January 30, 2025 – The Federal Home Loan Bank of San Francisco (FHLBank San Francisco) announced today that its Board of Directors and Chief Executive Officer Alanna McCargo have jointly determined that effective immediately Ms. McCargo will step down as President and CEO. She will transition into a new role as Special Policy Advisor, working directly with the Chair of the Board of Directors, and will be returning to Washington, D.C.

Joseph E. Amato, the Bank’s current Executive Vice President and Chief Financial Officer, will serve as interim President and CEO while the board launches a search for a new chief executive. Amato will continue to serve as CFO, a position he has held since May 2021. He joined the Bank as Executive Vice President and Senior Financial Officer in October 2020.

Ms. McCargo was appointed President and CEO in June 2024. Prior to joining FHLBank San Francisco, she served as President of the Government National Mortgage Association (Ginnie Mae) and as Senior Advisor for Housing Finance at the U.S. Department of Housing and Urban Development. She previously led housing policy initiatives at the Urban Institute.

“Alanna is a respected leader with deep expertise in housing finance and policy,” said Board Chair F. Daniel Siciliano. “Her insights and strategic guidance will be invaluable as we continue to support our members and partners in meeting the credit and investment needs of the communities we all serve.”
FHLBank San Francisco is a member-owned cooperative that provides reliable funding to its member financial institutions to support lending for housing, jobs, and community investment. “Our focus remains on ensuring our members have the liquidity and resources they need to serve their communities effectively in our three-state region of Arizona, California, and Nevada,” Siciliano said.

“This is a pivotal time for housing and financial markets, and I am pleased to continue working with the Board in this new capacity,” said Ms. McCargo. “I look forward to supporting the Bank and the broader FHLBank System in advancing policies that promote financial stability and access to capital.”

About Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions — commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions — propel homeownership, finance quality affordable housing, drive economic vitality, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.

Contact:
Tom Flannigan, (415) 616-2695
flannigt@fhlbsf.com